Exhibit 10.33
PROMISSORY NOTE
$95,730.80
City of Sacramento
State of California
December___, 2006
FOR VALUE RECEIVED, REMOTE KNOWLEDGE, INC. (“Maker”), on or before the 15th day of February 2007 promises to pay to DANIEL GOODHALL (“Holder”) or order, the principal sum of NINETY-FIVE THOUSAND SEVEN HUNDRED THIRTY AND 80/100 DOLLARS ($95,730.80) with interest at the rate of zero percent (0%) per annum prior to maturity will interest at the highest rate permitted by applicable law not to exceed ten percent (10%) per annum after maturity.
Maker shall pay Holder the entire outstanding principal balance upon maturity at the law offices of Palmer Kazanjian Wohl Perkins LLP, 520 Capitol Mall, Suite 600, Sacramento, California 95814 or any other address Holder shall direct Maker in writing.
Maker shall make payment in lawful money of the United States of America and in immediately available funds.
This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder.
This Note shall be governed by the laws of the State of California excluding its conflicts of laws rules. The exclusive jurisdiction and venue of any legal action instituted by any party to this Note shall be Sacramento County, California. Maker expressly contents and agrees that any judgment or action related to this Note shall receive full faith and credit in any other State or federal court or forum (including without limitation the State of Texas) to the fullest extent permitted by applicable laws.
Maker waives presentment, protest and demand, notice of protest, notice of demand and dishonor, notice of nonpayment and any and all other notices and demands whatsoever regarding this Note. Maker expressly agrees that this Note or any payment under this Note may be extended by Holder from time to time, whether for a definite or indefinite period of time, without in any way affecting the liability of Maker.
In the event Maker defaults on any payment of any obligation due to any of its creditor, then, at the option of Holder and without notice, this Note, together with any accrued interest and other applicable charges, becomes immediately due and payable.
The prevailing party in any dispute regarding or action: (i) to collect payment on this Note; (ii) in connection with any dispute that arises as to its enforcement. validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment; or (iii) to enforce any judgment obtained in any related legal proceeding shall be entitled to all costs and expenses incurred including attorney fees.
If any provision or any word, later, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.
Any of the terms or conditions of this Note may be waived by Holder, but no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.
MAKER: REMOTE KNOWLEDGE. INC.

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